BLACKROCK FUNDSSM

100 Bellevue Parkway

Wilmington, Delaware 19809

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: BlackRock Advantage Small Cap Growth Fund, a series of BlackRock FundsSM (File No. 333-216992)

October 4, 2017

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, BlackRock FundsSM, a Massachusetts business trust (the “Trust”), on behalf of its series BlackRock Advantage Small Cap Growth Fund, hereby respectfully requests acceleration of the effective date of its Post-Effective Amendment No. 1 to its Registration Statement on Form N-14 (File No. 333-216992) so that such Post-Effective Amendment may be declared effective as soon as practicable on October 6, 2017.

Very truly yours,

BLACKROCK FUNDSSM

By:	/s/ Benjamin Archibald
Name: Benjamin Archibald
Title: Secretary

BLACKROCK FUNDSSM

100 Bellevue Parkway

Wilmington, Delaware 19809

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	BlackRock Advantage Small Cap Growth Fund, a series of BlackRock FundsSM (the “Registrant”) — Post-Effective Amendment No. 1 to its Registration Statement on Form N-14 (File No. 333-216992)

October 4, 2017

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the undersigned hereby joins the Registrant’s request that the effective date for the above-captioned Post-Effective Amendment No. 1 to the Registration Statement be accelerated so that it may be declared effective as soon as practicable on October 6, 2017.

Very truly yours,

BLACKROCK INVESTMENTS, LLC

By:	/s/ Gregory Rosta
Name: Gregory Rosta
Title: Vice President, Chief Compliance Officer